UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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AMERIVEST PROPERTIES

Moderator:  Charles Knight

02-14-2006/12:00 pm CT

Confirmation # 5397234

AMERIVEST PROPERTIES

Moderator:  Charles Knight

February 14, 2006

12:00 pm CT

Operator:	Good afternoon. My name is (Thea) and I will be the conference operator today. At this time I would like to welcome everyone to the informational call regarding the AmeriVest Plan of Liquidation.

At this time I would like to turn conference over to Mr. Charles Knight. Sir, please go ahead.

Charles Knight:

Thank you (Thea). Welcome to our call. I’m going to read a cautionary statement. Investors are cautioned that all statements in this call that are not historical or forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.

These statements which may include intent, probably, uncertainty, guess, think, plan, belief, current expectations or similar language as provided by the company and its management are not guarantees of future performance.

These statements do not provide assurance that such expectations will prove to be correct and involve number of risks or uncertainties that may cause the company’s actual results to differ materially from those discussed in forward-looking statements as a result of various factors including those set forth as risk factors in the company’s annual report on Form 10K including any amendments thereof for the year ended December 31, 2004 and our registration statement of Form S3 filed with the Securities and Exchange Commission on January 26, 2004.

Welcome to our special conference call to discuss and answer questions regarding the recent adoption of a plan of liquidation by the Board of Directors of AmeriVest Properties, Inc., and Happy Valentines Day.

As you know we have scheduled our fourth quarter and year end earnings call for March 7, 2006 at 11:00 am. Questions related to our fourth quarter of 2005 numbers will be answered on that call and I will not discuss that information on this call.

I have in the room with me today our CFO Kathryn Hale, our Director of Asset Management Jim Walter, and Ann Sperling and Steve Suechting Representatives from Trammell Crow Company, the broker the company has retained to advise and represent us in the sale of our assets.

As you know on Thursday, February 9, 2006 our Board of Directors approved a plan of liquidation for the company. Under the plan we intend to sell our assets on an orderly basis to pay or provide for our liabilities and distribute all remaining cash to our shareholders.

This plan is subject to approval by the company shareholders holding a majority of our outstanding shares of common stock. We expect to present the plan for approval as soon as we can most likely at our annual meeting which has not yet been scheduled.

Depending on how long the SEC review process for proxy statement takes, we could hold the annual meeting as early as May, 2006.

In November, 2004 the AMV Board, the AmeriVest Board, authorized and retained the investment banking firm Bear Stearns to advise the company on various strategic, financial, and business alternatives.

At that time we began a review of our strategic direction and sought to identify possible partners that could assist the company in continuing its growth.

We said that we believed our focus small tenant strategy still made sense in the U.S. office market. However in light of the fierce competition for high quality office building and the valuations for these assets in the private market coupled with the benefits to the company have increased size and market presence we’ve considered every alternative to create value for our shareholders.

Since that time our board has done just that, considered every alternative to create value for our shareholders. We have explored opportunities to merge with other public companies, cash out merger transactions with private companies, recapitalizations and other alternatives that would have kept the company independent as well as reverse merger opportunities with private owners looking to go public.

Management has had discussions with many potential suitors and partners but to date no binding offer has been made that the board felt they could accept and there is no assurance that an agreement for any such transaction could be reached.

In September of last year the company announced progress on a strategic alternative review including a strategic asset sale plan, amended loan agreements with our primary bank group and an operational restructuring plan designed to reduce both corporate and regional overhead.

These initiatives were designed to stabilize and deleverage our balance sheet and focus our efforts on properties where we could continue to add value in the near term, crystallize value for our shareholders on the properties targeted for sale, relieve the structure and pressure of pending loan maturities and improve operating efficiencies and G&A cost geared to a smaller enterprise.

In September the company has sold more than $100 million worth of properties including Panorama Falls in Denver, Chateau Plaza in Dallas, AmeriVest Plaza in Denver, Financial Plaza in Mesa, Arizona, and Keystone Office Park in Indianapolis.

Through these sales we were able to repay more the $42 million of related mortgage debt and almost $62 million in secured and nonsecured bank debt and generated more than $3 million dollars in cash for financial operations going forward.

On the day of the announcement of the adoption by our board of a plan of liquidation our debt to total market cap was under 45%; down from approximately 70% at the end of the third quarter.

Although each property we sold stood on its own we were pleased with the cap rates and the pricing we received relative to the near term outlook for those properties and the markets they were in.

Excluding Panorama Falls which was already owned 80% in a joint venture and was sold to eliminate the venture and monetize our first mortgage we achieved cap rates between 5% and 7% based on our 2005 actual GAAP NOI.

The buyers for these assets were all institutional including Wall Street and California Pension Fund advisors, International Opportunity Funds and other REITs.

From these proceeds we were able to repay our primary bank group entirely and obtained a new secured revolving credit facility of $10 million to assure liquidity through the culmination of the strategic alternative process.

We have completed the outsourcing of our property management in regional operations in all of our markets, the national experts at market competitive rate structures based on revenue and expect to recoup that cost from improved efficiencies and renewed focus on cost containment.

And we eliminated more than five senior positions in our Denver headquarters reducing our total employee headcount from 60 at the end of 2004 to 13 today.

Our going concern G&A budget for 2006 is approximately $3.5 million. A significant reduction from both 2005 and 2004 and I believe represents one of the lowest overhead cost of any public company our size or larger.

Based on the success of the company’s asset sales to date and the time required to obtain the required shareholder approval for additional asset sales and based on the board’s belief that compared to all available alternatives today selling the remaining properties is the best way to maximize shareholder value in the short term, our board made the decision to begin the process of liquidation.

Let me briefly explain the process. Over the next few weeks we will complete a proxy statement which will describe the process the company and the board went through in arriving at this decision to recommend liquidation.

That proxy will also outline the key provisions of the plan, expected distributions under the plan, the effect of the plan on the company’s operations and tax consequences of the plan.

Once the proxy is done it will be filed with the Securities and Exchange Commission. The SEC may elect to review the proxy. Once the SEC completes its review the proxy will be mailed to our shareholders and a meeting will be held to vote on the liquidation.

If things go well we believe the meeting to approve the plan could be held as early as May. In the meantime, our real estate advisor and broker, Trammel Crow Company will be working to prepare comprehensive marketing materials on the properties which will be distributed to interested parties in advance of the meeting.

Once shareholders have approved the liquidation we expect to call shortly thereafter for offers, move to best and final offers, and work to get our properties under contract with qualified buyers and close as quickly as possible.

Today is impossible to predict exactly when closings could occur but we will make every effort to expedite the process as much as possible. The press release regarding our plan indicates that the process could take between six and 24 months.

To preserve the tax benefits of the liquidation it is my understanding that the plan must be generally completed within two years, hence the two year outside time frame.

Obviously given the state of the markets and the quality of our properties we hope to complete these sales much earlier than that, but there can be no guarantees.

Once some or all the properties have been sold the board will evaluate the nature of any claims or reserve requirements and make decisions on the amount and timing of distributions to shareholders.

Obviously there are many steps that need to happen to complete this process. We’ve spent considerable time and effort preparing for this and believe we are well prepared and well equipped to complete this process as quickly and as efficiently as possible.

In last week’s press release we said that the company currently estimates the liquidating distributions will be paid over a period of between six month and 24 months and that the shareholders could receive between $4.20 and $4.80 per share in total distributions over the liquidation period.

This range is based on numerous assumptions notably including the estimated sales prices for assets which no definitive sale agreements or letters of intent are in place.

Although we believe our assumptions are reasonable they may prove to be inaccurate and the ultimate amount of liquidating distributions to shareholders may be reduced or delayed.

Let me briefly discuss our assumptions. In order to determine asset values management ask the three national brokerage firms to estimate values for these properties taking into account their location, their projected revenues and expenses, their occupancy and any mortgage debt on the property including debt that may not be currently prepayable.

Given the company’s activities during the strategic review process we also have the benefit of individual property valuations from prospective purchasers of the company.

Given those estimates management determined the most likely gross sales price for each property. The high value represents that price plus 2-1/2% and the low value represents that price less 2-1/2%.

These property valuations are inputs to a larger and more detailed liquidation model which assumed a one year liquidation period commencing January ’06 and ending December ’06 with all sales closed on that date.

From the gross sales prices we subtracted estimated mortgage debt balances at sale and fees and expenses of these sales including prepayment penalties of almost $3 million on all loans that are or will be prepayable during the liquidation period.

We also subtracted additional fees including commissions, incentive fees to third party advisors, incentive fees to property managers, estimated legal fees,

estimated severance and retention expenses to employees, and estimated closing costs to arrive at a net sales price.

We adjusted these net sales price for the cost of operations through December ’06 based on our approved 2006 going concern budget. This includes projected net operating income less projected G&A expenses, interest, capital expenditures and lease commissions and other adjusting entries.

The final amount was divided by the currently outstanding shares to arrive at the per share estimates. These assumptions can and will change over time. If we sell properties before December ’06 we will incur less G&A, less CAPEX and less interest expense offset by less operating revenue and higher mortgage balances.

We also assumed approximately 1% in selling commissions and incentive fees based on our mid-point values, approximately 40 basis points in closing costs, approximately one million dollars in extraordinary legal costs including property legal and special legal related to the proxy process.

These cost estimates are conservative but they are realistic and obviously we will do everything we can to keep these costs to a minimum during the process. The estimated distribution is at this point in the process equal parts are consigned. However we believe the range of estimates is reasonable and this represents the best information we can provide at the present time.

These estimates of value and time should not be considered absolute. This process is not a fire sale of properties that could not be sold previously. Anyone who has taken the time to look at our portfolio will tell you we have 12 very high quality properties and three very dynamic and improving markets.

We expect that the competition for these properties will be robust. We have the liquidity and capital necessary to extend this process as long as necessary to maximize value to shareholders and are prepared to do so if in the best interest of our shareholders.

While we certainly understand the time value of money contest this process is still about maximizing value for all shareholders and we take it very seriously.

Now I’d like to open the call to questions, but first let me address some questions that I have received previously from shareholders and others that I have not been able to answer due to FD restrictions.

1. From your reported results on the sale of properties it appears that your selling costs were almost 4%. This seems very high, please elaborate.

It is important to understand the reductions from reported sales prices include not only selling costs but also the closing adjustments on sales that are part of every real estate transaction.

These adjustments include among other items, filing and title fees, rent and expense prorations, real estate tax prorations which can run into the hundreds of thousands of dollars, transfer security deposit and the application of tenant improvement and capital escrows.

For example, we sold Chateau Plaza for $31.3 million. Our total selling cost amounted to $430,000 or 1.4% in commission. Closing adjustments on the other hand totaled nearly 3% of the selling cost and included almost a $100,000 in title fees and insurance, $205,000 in rent proration,

(rent collected for December that was owed to the buyer since the sale closed December 12), $55,000 in security deposit, $545,000 in net real estate tax liability transferred to the buyer offset by $31,000 credited back to us and $845,000 in tenant finish cost due to a tenant also to be paid by the buyer.

We had an escrow balance with our lender for approximately $2.8 million of which $1.6 million was released back to us. The remainder retained by the lender for the benefit of the Greenhill Park asset on which they still hold the mortgage.

Every transaction is different. For the four properties sold excluding Panorama Falls our total commissions averaged 1.2%, our total filing and title fees were about 16 basis points, rent prorations we gave to purchases were $376,000 and we transferred about a half a million in security deposit, about $1.5 million in property tax liabilities and $1.4 million in tenant finish obligations to purchasers.

Our estimate of these fees and expenses going forward is based on these actual results. Please note that while items other than the sales commission and legal and title fees do not affect the gain calculated on the property, they do affect the cash received.

We’ve tried in the past press releases to supply enough information that a careful reading can differentiate between actual sales expenses and the closing adjustments discussed in the Chateau example.

2. Why did the Board begin the strategic alternative review? The primary driver was the recognition of the challenging property acquisition market that the board believed would make it difficult for AmeriVest to continue its rapid growth.

As one of the smallest REITs, AmeriVest has always had high G&A expenses relative to its revenues and market cap and a very high cost of capital. At the time we believed that our high quality portfolio would command a premium to underlying asset values because of our strategy, our operating expertise, and our markets.

3. Why is the process taking so long? The board has followed a very thoughtful and deliberate process in taking every opportunity to fully evaluate the various options available to the company and the impact on shareholder value.

As I have discussed previously, the initial marketing process did not begin until January, 2005 and was suspended in April 2005. I became CEO in May and began work on a recapitalization plan for the company.

After evaluating our recapitalization options and the impact on shareholders we began the marketing process and knew over the summer and commenced the strategic asset sale and restructuring program in September completing it last month.

Although a year may seem long to some, it is consistent with other companies that have pursued strategic alternatives and considerably shorter than most. Now that the decision has been made we are prepared to move as rapidly as possible to execute that decision on behalf of shareholders.

Now I will open the floor to appropriate questions. Please remember that we have begun a serious marketing process for our properties therefore I will not discuss individual or collective estimates of asset values or statistic details of the plan which could in any way affect our ability to obtain the absolute highest offers in the market.

Our proxy statement which will be filed shortly will contain complete details on the plan and in other aspects in terms of timing and how shareholders and when shareholders may receive distribution.

Thank you. Please open the line to questions.

Operator:	At this time if you would like to ask a question please press star and the number 1 on your telephone keypad now.

Once again ladies and gentlemen if you would like to ask a question, please press star 1 on your telephone keypad now.

We’ll pause for just a moment to compile the Q and A roster.

The first question is from Chuck Ruff.

Chuck Ruff:

Hi Charlie. I’m wondering if – just so we’ve got something to compare to if you can tell us, if you just stayed business as is, what the 2006 kind of going concern numbers would like. I think you gave us the G&A at 3-1/2, I’m wondering if you could give us things like CAPEX, FFO, NOI?

Charles Knight:	You know, as I said earlier I’m not prepared to talk about that until our earnings call in March, as we wrap up our ‘05 numbers and I can give numbers going forward.

We have said previously that, you know that the fourth quarter was reasonably represented when adjusted for the properties both on sort of NOI numbers which translated to an NOI in the $20 million range.

And in terms of CAPEX and all those other costs, I think we said previously that we expected 2006 to be a slight negative cash flow year, but reasonably close to break even. So at this point that’s about all I’m going to say there.

Chuck Ruff:

Okay. You talked about the adjustments, closing costs, etcetera. Is that approximate 4% number that we’ve seen for the past four properties, does it work out to be a similar percentage going forward when, you know, your assumption that you made your expected proceeds…

Charles Knight:	It’s totally a function of the particular sale and again these are moving things, you know…

Chuck Ruff:	Yeah, I understand.

Charles Knight:	Security deposits that totally depend on the building and we had $50,000 at Chateau, we have $255,000 at Financial and the taxes payable is a function as to when these properties close.

These all close late or early in the year, it depends on when the taxes are due, it depends on whether there is an escrow or not, you know, in that range from $150,000 on the Keystone building to almost $600,000 on Chateau.

Chuck Ruff:	I understand that, I guess what I’m saying is when you made the assumption does it work out to be a, you know, a similar number to the 4% or is it much different?

Charles Knight:

Going forward, all that is modeled in our operating numbers. Obviously all those numbers are in the operating cash flow numbers and that is taken into consideration.  All the taxes that would be due for the whole year are taken out of the numbers.

Something that sold earlier, where the cash goes depends on the escrow balance and who owes what. So that they’re taken into consideration.

Chuck Ruff:	I know they’re taken into consideration. I’m trying to get an idea if the number changes much from the 4% when you make your assumption.

Charles Knight:	You know…

Kathryn Hale:	Why don’t you go on and I’ll…

Charles Knight:	Kathryn will calculate that. I don’t that we’ve calculated it quite that way. It’s a different process we went through.

Kathryn Hale:	We actually thought we did.

Charles Knight:	She’ll look at that time and get back to you on that Chuck.

Chuck Ruff:	Okay and …

Kathryn Hale:

I’ll try to calculate you a percent but what we did was look as if we’re selling these throughout the year and so we made adjustments, estimates the best we could but I’ll try to see if I can translate that into a percent for you.

Chuck Ruff:	Thank you and should we assume then that the G&A assumed in your calculation of ending value is $3-1/2 million.

Charles Knight:	Yes.

Chuck Ruff:	Okay, great and I’m not sure I caught one number. The prepayment penalties for your current debt, did you say it was over $3 million?

Charles Knight:	Just under approximately $3 million.

Chuck Ruff:	Okay, all right, great and…

Charles Knight:	For six loans.

Chuck Ruff:	Okay. Some months ago when you announced plans to sell four properties you estimated net debt would go to 130 to 140. I think you ended up doing better than that…

Charles Knight:	Yes

Chuck Ruff:	And that debt is somewhere I think it’s around 124…

Charles Knight:	I think the property mortgage debt is about 127.

Chuck Ruff:	Okay, but you’ve got cash at three, right?

Charles Knight:	Well we had cash at three at the beginning of the year from closing proceeds.

Chuck Ruff:	Okay, so net debt at 124, is that right? I’m not complaining but where were your assumptions too conservative?

Where did you, you know, which properties went for more than expected? Why did things work out better than expected?

Charles Knight:

Well I think the properties that went at the high end of the range were the Financial Plaza property and the Chateau property and actually the AmeriVest property, Keystone is the only one that probably fell short of what we were hoping to get net net.

Why? I think, you know, that they were attractive properties in attractive submarkets, high quality buildings and there’s a lot of capital out there.

So, you know, we never want to overstate or over estimate numbers in this process. I certainly hope that my estimate is wrong and on the low side.

But, you know, it’s based on recommendations and kind of what people think is reasonably achievable and as we inflated it slightly and we deflated it slightly to create a range.

Chuck Ruff:	Okay, lastly can you give us your initial reaction to the North Star request that was in the 13D yesterday?

Charles Knight:	Well yeah, I mean, just walking in here I got the letter. It wasn’t really sent to me earlier. I think I’ve explained most of the issues in there.

On the cost. These sales are being conducted as about as efficiently as possible and I would defy anyone to find someone doing it more efficiently.

We’ve been buying and selling real estate buildings, we’ve done these very efficiently, we’ve obviously maximized that efficiency by retaining a single broker for the whole portfolio here.

Going forward I think our G&A costs are as low as anybody’s and I don’t see anyway to make them any lower and in terms of the timing, I think I’ve elaborated on this already.

Look, we hope this thing is done quite earlier. I think the two year number is typical of every other liquidation and an outside range. We’re no different, that’s the tax rule. We fully expect to be completed earlier than that, but there’s no guarantees.

So in terms of interest of putting people putting on the board, that’s really the nominating committee, the board’s call and I’m certain they will take that into consideration if that’s of value and helpful to shareholders. They will consider that.

Chuck Ruff:	Okay, just for the record, inside we own 620,000 shares, we would love to see North Star or another shareholder rep put on the board while things are wound up.

Charles Knight:	Okay.

Chuck Ruff:	I see absolutely no negatives to it and some potential positives. So that’s it, I’ll let someone else…

Charles Knight:

Kathryn has confirmed that your 4% is not a bad number. I mean we think it’s about 4-1/2%, but that includes all the closing costs and adjustments, this kind of number, mostly comes out of the operating so as I said, this is stuff that has to be paid, you know, regardless. It’s not a…

Chuck Ruff:	I understand. Okay thanks.

Charles Knight:	Okay.

Operator:	Your next question is from Jim Faulkner.

Jim Faulkner:	Hi Charlie.

Charles Knight:	Yes.

Jim Faulkner:

I wanted to follow up from my perspective it seems like you have a cap rate assumptions are a big, a central part of your projections and I wanted to find out – it seems like you may be looking at numbers, cap rates of 8% plus or so and I wanted to find out from you if you can provide more detailed information about that?

Charles Knight:	Well I think, I mean the valuations, we do have as property by property, valuations based on various caps. Overall an eightish number is not unreasonable.

I think the range of caps that are being looked at, overall for the portfolio go as high as ten and go as low as under six. So depending on the particular asset.

So blended, that’s not an unreasonable number and obviously as I mentioned that the properties we sold last year traded below that number.

But I’m not willing to speculate that all our properties will trade below that number although I certainly would hope so, that’s about all I could say on that.

Jim Faulkner:	So you can’t provide more detailed information about cap rates by say the region or the submarkets?

Charles Knight:

Well, I can say that obviously from the regional standpoint, Phoenix is the most attractive submarket. But other than that, it represents the big chunk of value in the portfolio, I mean that’s sort of common knowledge, but I’m not really going to get into various cap rates.

I really don’t want to get into anything that could impact our ability to get the lowest cap rates. I don’t want to discourage anyone from paying a five cap for the whole portfolio nor for any individual assets nor do I think you want to do that either.

So I think I’ve given those ranges, this is what we think it’s not unreasonable and we’re trying to be both conservative and realistic at the same time.

Jim Faulkner:	And these numbers again are based on the estimates of three national brokers as well as estimates provided by perspective purchasers?

Charles Knight:	Yeah, and we’ve looked at all that and come up with a number we think is realistic and achievable and that’s the mid-point of the range and we’ve inflated 2-1/2% and deflated 2-1/2% and that’s your range, subtracted all the costs and that creates the valuation.

Jim Faulkner:	Okay and can you provide a cap rate information on the Chateau Plaza sale?

Charles Knight:

I think I mentioned previously that was about 6.2 cap on our 2005 GAAP NOI. You have to remember that was rolling, the NOI was moving down pretty substantially in ‘06 because of the Dean Foods amendment, so it would have been lower than that.

Jim Faulkner:	Okay and I wanted to find out if you have any projections in terms of reserves and how long those reserves would have to be held for?

Charles Knight:	We do not have any at the moment, I mean that’s obviously dependant on the timing and when all the proceeds are set and what the board does or if it’s a formed into a liquidating trust.

What trustees determine have to be retained for how long to wrap up sort of, obviously all the costs and claims and everything has to be dealt with. So at this point I have no estimate of that.

Jim Faulkner:

Okay. I’d like to throw my vote in for more transparency in terms of the numbers and breakdowns of assumptions and things like that. I think you’ve done a good job in talking about some details in your explanations today.

But I would like to be able to see more of a breakdown in terms of the assumptions of costs and it would be helpful to see a clear breakdown of the expenses that you’re using, the projections in that regard.

Charles Knight:	Okay, I understand that. Thank you.

Jim Faulkner:

And I and family members have something in the order of a 1% stake and would like to also vote for or say that we support having enlisting North Star or an outside investor on the board and I would reiterate Andrew Jones’s concerns about the cap rates and I think that seems to be a large issue.

It sounds like from your perspective the projections are very reasonable. That seems to be a key factor in the liquidation and I’d like to get more independent verification of that as well.

Charles Knight:	Okay.

Operator:	Your next question is from Rob Whittemore.

(Stephanie):

Hi this is (Stephanie) with Rob at BB&T Capital Market. Two questions, first is why don’t you just quote your cap rates that are net of expected adjustments and fees? You can do that rather than have to explain the gap of two to three hundred to four hundred basis points.

Charles Knight:	You mean on the sales?

(Stephanie):	Yes.

Charles Knight:	Well, we could have but, purchasers didn’t want us to quote cap rates; but we could do that. We’ll take that into consideration (Stephanie).

(Stephanie):	Okay that would just probably clarify things for folks.

Charles Knight:	I mean it’s a 1% in fees so we could figure that out, but yeah.

(Stephanie):	Second question would be, I don’t understand how your G&A would decrease if your buildings are sold sooner rather than later.

Charles Knight:	What are you talking about?

(Stephanie):	You mentioned on your comments, on your prepared remarks that you expect G&A would decrease if the buildings are sold more rapidly than the current expected (fee).

Charles Knight:	What I said was G&A, our budgeted G&A expense for 2006 is $3.5 million which is a decline from actual in ‘04 and, you know, potential actual in ‘05.

The reason G&A has gone down is because we’ve eliminated a number of corporate positions and reduced compliance costs and Sarbanes and stuff, although they’re not immaterial going forward.

The G&A estimate is going concern number. If the properties were sold six months earlier, the G&A would decline although remember the G&A typically front-loaded because of all the costs spent on auditors and attorneys in the first quarter.

(Stephanie):	Okay, a follow up to that would be and maybe I’m not – I will admit that I do not understand the logistics of this but why didn’t you guys just delist?

Wouldn’t that save on Sarbanes-Oxley and a bunch of costs and wouldn’t that have been in shareholders best interest?

Charles Knight:	Delisting doesn’t have anything to do with Sarbanes-Oxley. Delisting, you know, is just trading on the American Stock Exchange. That’s not a usually material cost.

If you’re referring to putting all the properties into liquidating trusts, first of all, the SEC will not always grant relief from your reporting requirements, they will not usually allow an operating entity to go to a liquidating trust, that’s my advice so I think for the benefit of shareholders, I think most shareholders want trading, want the ability to trade and the shares.

Once a liquidating trust is formed those interests are not transferable. So this plan assumes the company stays public and stays listed and trading until such time as it may get delisted when it drops below the threshold of listing on the American Stock Exchange.

But that would not be the favored option from our large shareholders, that’s been the feedback I’ve received and I think that the board believes that and when it’s wrapped up, it will be wrapped up entirely.  Whether something is left to go to a liquidating trust is totally dependent on how this proceeds.

(Stephanie):	Okay, thanks that’s helpful clarification.

Operator:	Your next question is from Andrew Jones.

Andrew Jones:	Hi Charlie.

Charles Knight:	Andrew.

Andrew Jones	I had a couple of questions about your remarks, did I hear you correctly when you said that the cap rates on the property sold so far were between 5% and 7%?

Charles Knight:	Yes.

Andrew Jones:	And because as we looked at the Indiana property, I mean it seems to us that the cap rate was north of 9% on that property, so you’re saying the cap rate was below 7% on Keystone?

Charles Knight:	That cap based on the ‘05 NOI, that property had a lot of vacancy, it was not very occupied. It was only; the number is in front of me, 68% or 70% leased.

Kathryn Hale:	Seventy nine.

Charles Knight:	Seventy nine percent leased and there are all capital adjustments in that. I could recalculate the number, but generally…

Andrew Jones:	How did the capital adjustments affect the NOI?

Charles Knight:	It didn’t, it just affected the purchase price.

Andrew Jones:	Okay and can you tell us how you intend to handle the debt that is cross-collateralized, how you see yourself dealing with that?

Charles Knight:	Well there are two cross-collateralized loans. One which is a conduit loan which covers Parkway Centre II

Man:	Thank you Kathryn.

Charles Knight:	Covers Parkway Centre II…

Andrew Jones:	We’re familiar with the loans, I just…

Charles Knight:	Okay, Parkway Centre II, Centerra and Southwest Gas, that loan is prepayable and we assumed that that loan would be prepaid in full, at a cost of six hundred and some thousand dollars.

The other loan is not prepayable until 1-1-08, that’s cross-collateralized between Sheridan Center, Arrowhead Fountains, and Kellogg Building held by Teachers.

We plan on discussing this with Teachers and seeing if there are options that are available to possibly improve the salability of those buildings either part of a package or as an additional portfolio or it will go as a package with or without other buildings.

I mean this is the art of combining which buildings make sense.  Do you want to sell three separate city portfolios or, is there a buyer for the entire portfolio? It depends on how you deal with that loan.

I mean obviously it’s fully up to the lender to decide what they want to do but we are fully prepared and have plans to discuss with them options that might be available.

Andrew Jones:	Is there anyway to estimate if you just went into the (unintelligible) market to deal with that loan until it’s prepayable what it would cost?

Charles Knight:

You mean in terms, well it’d have to mean somebody assuming it? I think the estimate of prepayment on that loan, our best guess in 1-1-08, you know, at 1-1-08 based on current interest rates is about $3.4 million, it’s expensive.

But it is prepayable January 1, I believe of ‘08 at today’s rates that’s kind of a guesstimate of cost. We did not assume that’s been done in this model.

Andrew Jones:	Isn’t that loan at a market rate now, no?

Charles Knight:	7.4%, I think it’s a little high.

Andrew Jones:	So they’d have trouble putting that money back out at the same rate?

Charles Knight:	Probably.

Andrew Jones:	And you have to pay them extra to do that?

Charles Knight:	Sure, I mean, look they’re…

Andrew Jones:	A yield maintenance shouldn’t apply to something that’s above market, should it?

Charles Knight:	You know, again we’re sort of talking. Who knows because the loan isn’t prepayable at this time and they have to be assumed by a purchaser that bought that portfolio.

Our preference would obviously not to be to hang on to that portfolio until it’s prepayable, but you can rest assured, we’re going to have all the discussions that we can with all lenders about how, what they can do to make their business make sense and to help us maximize value to the portfolio.

Andrew Jones:

Will you wait until you talk to the buyers before doing that? I mean some buyers probably deal with the same lenders already and might have a stronger footing to talk to those people about either assumption or working with them than trying to deal with it yourself before you figure out who the buyers are.

Charles Knight:	Well certainly, I don’t know that we’d wait. I think we want to engage discussions with all our lenders around this process to make sure know they’re comfortable.

But I think you’re absolutely right that certain lenders have a relationship with a particular borrower can probably accomplish, I mean certain purchasers can probably get something done that we might not be able to on our own; we’re fully aware of that.

And many people have suggested that they probably could. So I think we’re going to do both. We’re certainly going to make sure our lenders all understand what we’re doing and why we’re doing it.

At the same time as this process progresses and we have people interested in various portfolios, we will certainly make that introduction and have those discussions as well.

Trammel Crow has someone on their team who specifically is involved in debt restructuring efforts and works with many of these lenders and knows them quite well. So that’s a benefit to our plan here.

Andrew Jones:	And can you tell us, I think you were asked this before, but are there any major liabilities that need to be provided for that might not be obvious to us from just looking at the corporate overhead.

What else there is in terms of severance, or leases that need to be taken care of or anything like that? I think you said you had no idea or no estimate of what the liquidation...

Charles Knight:	Right.

Andrew Jones:	But I have to imagine that for you guys to come up with a number that maybe Kathryn has an estimate of those numbers.

Charles Knight:

No, I mean every area of materiality has been disclosed. There’s nothing we’re aware of, but you know it all depends on when this thing is done, how the things fall out and then what at the time what claims. You know, there’s a lot of little things like phone leases that might go on for a year that have to be settled out and stuff like that.

But I mean, nothing, we’re not aware of any major items. But Maryland law has a process to follow that you have to make sure you reserved or held back enough to cover any potential claims and liabilities.

We’ll be required to keep some cash in an entity just to get the asset sales done because we have to make reps and warranties at least limited on some of these asset sales and there has to be an entity covering those, so they’ll be some limited amount required for that kind of thing.

But, you know, we’re not – there’s nothing that has not been disclosed or is publicly available, all agreements in place, you know, are out there.

Andrew Jones:	And severance costs, things like that?

Charles Knight:	Well we’ve estimated a number for severance. Much of it is covered by existing agreements which are already filed, so you could look at that.

Some are being paid; one is being paid out respective of our Chief Investment Officer who left the company last month. The rest are estimates necessary to retain employees.

This is kind of the thing. The assumption is all the properties are sold when they’re gone and you need all the people until you need none of the people.

Kathryn Hale:	And Andrew if you look at our filed agreements, they’re all through the end of ‘06 so there’s nothing beyond the end of ‘06 currently in place.

And, you know, you make provisions for one time payouts for some of the others.

We’re down to like 15 employees, so, you know, we’re not exactly where we were six months ago.

Andrew Jones:	And what are the retention costs Charlie that you mentioned?

Charles Knight:	Well, to keep people here. I mean you need – it’s a negotiated item but to keep people around to execute the plan. This thing doesn’t execute itself. The properties have to run and managed and

I believe we’re down to about the minimum number of people needed to run the public company, make the filings, manage the properties and do all the related stuff here.

Andrew Jones:	But are you saying that’s the cost above their normal salaries?

Charles Knight:	Well sure. I mean sure if you’re working here and you’re an admin and the job’s going to go away, you’re going to need something to stay or you’re going to quit.

Kathryn Hale:	We’re not talking a material dollar amount.

Charles Knight:	We’ve been through this before. I mean we’ve had to keep people here all year we’ve had it. None of this is hugely material but it’s material to them so, you know, that’s part of an individual basis.

Andrew Jones:

I mean I hope you can appreciate the part of the frustration that we feel is that you won’t put a number on anything and you refer to everything as being not particularly material, but when you add it all up it becomes material.

And I think that’s the frustration that certainly we feel and I kind of hear it on the call and I know it’s been your way to not disclose information.

I just would, you know, you shouldn’t be surprised I guess that people are frustrated. I’ve got a bunch more questions but I’ll get in line and give somebody else a chance.

Charles Knight:	Okay, thank you.

Operator:	Your next question is from Charlie Place.

Charlie Place:	Oh hey Charlie.

Charles Knight:	Hey.

Charlie Place:	Real briefly can, I guess one of the things I’m surprised about is that there, you know, we haven’t been able to find a buyer for all the properties and do a corporate transaction.

Can you tell me just a little bit about, you know that, you know the results from that process and are there continued ongoing discussions?

Is Bear Stearns still helping you in discussions with any groups, you know, what do you think if it’s appropriate, what do you think is the, you know, why no one stepped up and paid a, you know, I still think a reasonable price for the remaining properties?

Charles Knight:	Well, I’ll try. I don’t really know; it’s not clear to me. Bear Stearns is still on the corporate transaction, is still our advisor and is still working with people as we said in the release.

There still people looking at corporate transactions trying to make something happen. I don’t why we haven’t been able to get something done.

We’ve asked the question to a number of parties. We can surmise there are any number of factors, the open ended and nature of the review perhaps made it difficult to create a sense of competition or urgency.

During much of the process we had material pending debt maturities which might have discouraged bidders from making complete bids.

The real estate advisors with whom we met have described the challenge to real estate firms’ underwriting models having been developed to value properties is not corporate entities.

And the entities who investigated have offered many rationales from variations in the assets and challenges in the debt structure, so they’re all credible and may have contributed to this. Or maybe just because we’re so small relative to other deals done, but we really don’t know.

But I think, that said, it doesn’t affect the fact that we have a high quality portfolio of extremely well occupied assets, we have no floating rate debt, we operate in good markets.

We have a small but qualified management team. We have good tenant retention numbers, our customers like what we’re doing and we’ve made a lot of strides I think in cleaning up the portfolio.

You know, one of the efforts we said, you know, this strategic asset sale plan we completed helped clean up the portfolio by selling properties with large tenant exposures, high capital costs and those were the most challenging submarkets.

And there’s been a lot of interest in the company, but we have not received a binding offer, but it doesn’t mean we won’t receive one.

As we said press release if prior to shareholder approval of the plan, we do receive an offer for a corporate transaction that will provide superior value to shareholders, the board will certainly consider that going forward.

So, you know, but I don’t have a clear answer as to any specific reasons why.

Charlie Place:	Well it seems like most of the reasons that you gave for why not were maybe valid back in, you know, early September.

But it would seem that you’ve addressed so many of them. I can’t believe that the, or maybe it is that one cross-collateralized debt piece that seems to scaring people away, but I’d be surprised if that’s the only impediment. But, I...

Charles Knight:	We have fully explained the cross-collateralized debt so that’s gotten done, so I don’t know, I’d be surprised as well.

Charlie Place:	Okay, you now, most of the other questions that I had have been, you know, addressed by others and I suppose that just getting back to the employment agreements.

Right now they’re through the end of December. I guess it’s safe to anticipate that those would be extended along with the $10 million line of credit as long as necessary or the hopes would be as long as...

Charles Knight:	I would hope neither is necessary. I mean...

Charlie Place:	Right.

Charles Knight:	The line of credit was set up to provide liquidity to the company during the completion of this process whether it is necessary. We have repaired our relationship with the bank.

And I think the bank is supportive of the process and assisting us in its various ways assisting with loans that may need to be prepaid to package certain properties with other properties.

Various things may need to happen during this process and having a supportive and quality lender we thought was definitely in the best interest of shareholders in this process.

Obviously the loan is secured by a property; if it’s sold that loan goes away.

Charlie Place:	Yeah.

Charles Knight:	So, in terms of this process, you know, I would certainly hope we’ve modeled it to be fully complete by the end of the year and if we...

Charlie Place:	When you talk about the six to 24 months process is that – the clock start ticking from your shareholder vote or is that from your announcement last week?

Charles Knight:	That was from the announcement.

Charlie Place:	Okay.

Charles Knight:

You know I believe as I said in this process we fully expect it to be out marketing all the buildings, all the properties with a book about the same time shareholders get their proxy and be in a position to start calling for offers shortly after shareholders approve it; provided shareholders approve it.

There’s obviously always the risk shareholders don’t approve this process and in which case we’d have to do something different.

Charlie Place:	Okay, thank you.

Charles Knight:	Thanks.

Operator:	There is a question from Alex Howard.

Alex Howard:	Hi Chuck this Alex at MPF Advisors. How are you doing?

Charles Knight:	Okay.

Alex Howard:	So can you give me a sense as to what’s the percentage of the total leases that are going to start spinning off over the next six to 24 months as you market the properties?

And is that expected attrition or if there is expected attrition likely to be offset by the fact that 30% of your portfolio resides in Phoenix which is sort of a more prestigious market?

Charles Knight:	Well I mean in terms of our – I think our lease renewal is – what is the percentage next year Jim, 17?

Jim Walter:	Seventeen.

Charles Knight:	We have about 17% of our leases expire in ‘06 which is for our portfolio that’s pretty typical. We don’t expect the process to really affect the retention, I mean maybe at the margins or some tenants.

But in this market all office buildings if they haven’t been sold, are being sold, or will be sold.

So it’s not something the tenants, I think they’re used to in that process so I don’t see how the process will affect our ability to retain those tenants.

We have certain tenants that we know are leaving and other tenants that we’re working to retain that come up next year, the next year.

We will do everything we can to position the rent rolls and put them in the most optimal place to get buildings sold and make as much money on it.

Alex Howard:	But I think your blended occupancy rate is in the low 90%, is that correct?

Charles Knight:	Yeah.

Kathryn Hale:	Yes.

Alex Howard:	And you expect that to maintain as you sort of change focus to marketing with a staff of 13 people?

Charles Knight:	Yeah, with respect to our leasing agents we always use third party leasing agents that continue to remain committed both here and in Phoenix and in Dallas.

So we expect to be able to maintain that occupancy and do, maybe not as quite as good as a job as we did when we ran all the buildings ourselves, we certainly hope, almost as good.

Alex Howard:	So just a couple more things. The fact that 30% of your portfolio on a square foot basis is in the Phoenix area, do you think it is still rational to say that the cap rates would be nearing the 8% mark or a little bit north as another caller pointed out based on the figures you gave earlier.

Charles Knight:	Look as I said I’m going to avoid specific cap rate comments. Phoenix is a very popular market based on what we’ve sold there. You could argue that lower cap rates would apply.

But we’re trying to look at this thing as a portfolio and certain properties have debt; potential debt constraints that could lower the cap.

So Phoenix, we’re optimistic about Phoenix. We think we have great properties there. They’re mostly fully occupied as I said, the cap rates we’ve used for some of Phoenix assets are lower than perhaps in some other markets.

But, I think Phoenix, as a rule, is trading at lower caps than say Dallas. Phoenix represents a chunk of the portfolio, I’d say it was probably represents more than 30% of the equity just based on our valuations but that’s about as far as I’d like to discuss it.

We do not want to do anything that can impact or lead people. This is not a portfolio we’re going at with an asking bid here. We want to get as much money as possible, we want to package it absolutely properly to maximize value.

And whether that would be packaging Phoenix separately or together with Denver and/or Dallas assets, that’s up to our advisor and based on some preliminary marketing they haven’t yet done.

Alex Howard:	Okay and then on the $10 million, this additional facility that you can draw down.

Charles Knight:	Yeah.

Alex Howard:	Why do you need it and are you going to be presumably if you do end up winding the company up, is there a penalty for any amount that isn’t being used?

Charles Knight:	No, we pay an unused fee of...

Kathryn Hale:	A half of a percent.

Charles Knight:

A half of a percent on that line and why do we need it? Well we needed it in place to get through the process. We may need that or an expanded facility as I said to do deals, to do bridge financing on properties to get stuff sold, to help package the portfolio properly for shareholders and we needed it for liquidity.

One of the problems we had over the last year is we had no liquidity. So that needed to be fixed and to keep the company with the ability to have liquidity so we can negotiate on these deals.

Alex Howard:	So would it be prudent then for someone who is modeling the value of the company to maybe include a portion of that $10 million as debt and therefore the net debt would go up by that portion?

Kathryn Hale:	Yeah, but it would be a very short term transaction is what we’re looking at. I mean it’s like Charlie said, it’s really an emergency and bridge loan type of situation.

Charles Knight:	Yes, I think we don’t intend to use that unless there’s some reason to make extraordinary capital improvements or something early with respect to particular buildings or some reason.

But I think modeling it with the normal debt number is probably sufficient. It could increase slightly depending how it takes and where we are in the process in the year.

Alex Howard:	Okay and then just as a closing comment I would say that MPF would strongly support a shareholder being included in the board there, so thanks for your times guys.

Charles Knight:	Okay.

Operator:	There is a follow up from Rob Whittemore.

Charles Knight:	Yes.

(Stephanie):	Actually our question was just answered thank you.

Charles Knight:	Okay.

Operator:	There is a follow up from Chuck Ruff.

Chuck Ruff:

Hi, I just want to make sure I get something straight here. When you went through and did your estimate of the liquidation value. You used $3-1/2 million in G&A and did I hear a little over a million in other legal costs?

Charles Knight:	Right, both extraordinary legal related to the whole...

Chuck Ruff:	Okay.

Charles Knight:	Proxy, liquidation process as well as, you know, the legal on selling buildings.

Chuck Ruff:	Right.

Charles Knight:	We typically spend historically, it depends on the building between $20,000 and on the tougher deals, you spend $30,000 to $35,000 in legal fees selling an individual property.

Chuck Ruff:	Okay, so obviously you’ve got the estimated net proceeds from property sales of we’ve got debt that would need to be paid off and we’ve got those two pieces.

Are there any other adds or subtracts that I should be aware of to come up with that, you know, approximately 450 estimate?

Charles Knight:	Well, you know, like I covered them. I think we assume cash flow from operations for the year. We took out cash flow from changes in working capital for the entire year.

We took out capital expenditures for the entire year. We added in the proceeds net of the real estate and backed out the net debt amount and came up with that number.

Chuck Ruff:	Okay.

Charles Knight:	I think you’ve got all the components and they’re all obviously highly variable.

Chuck Ruff:	Yep, okay thanks.

Operator:	There is a follow up from Andrew Jones.

Charles Knight:	Yes.

Andrew Jones:	Could you break down the G&A expense of $3-1/2 million between kind of what’s Sarbanes cost or public costs and DNO insurance and other categories and versus what salaries are?

Charles Knight:	We could do that on our earnings call, I’m not prepared to do it now but I’ll be happy to do that for you Andrew.

Kathryn Hale:	I really haven’t broken it out that way, but I certainly can.

Andrew Jones:

Well, I mean, I think, you know, one question that we had had and somebody else asked it, you know, about if there is some way to deal with, you know, given that we’re not going to be a public company anymore.

It doesn’t seem like the costs are coming down very much from what the overhead have been before so I guess that’s what we were thinking about.

Charles Knight:	Well but you’ve got to remember we are going to be a public company, at least, our model assumes we’re one through the end of this period.

Andrew Jones:	Well maybe there’s a better way to think about what kind of structure you should be in while we wind up, you know, through the process of liquidation I guess. That was our thought.

Kathryn Hale:	I think once the plan of liquidation is approved and we do some more research on, you know, on how you transfer those things to trust and who you have to pay to do that kind of accounting and management, we’ll have a better idea of what the trade offs are Andrew.

Charles Knight:	I think Andrew if you look at other liquidations you can see the SEC does not, has not approved any kind of going private situations. They do not favor non-disclosures and going to that level.

So we looked at a lot other REITs and other companies that have spent a considerable amount of money trying to get there and they were shut out by the SEC. So we’re trying to do this, obviously in the most efficient and practical manner.

Andrew Jones:	Okay and the 15 people that you have, how many people are kind of corporate people versus property level people...

Charles Knight:	There are 13 corporate employees. The property level people all work for either Trammel Crow or Transwestern.

Andrew Jones:	So the 13 people for 12 properties is, does that not seem like a pretty high ratio?

Charles Knight:	No. Most of the people – I can tell who we have. We have myself; I have an asset manager and Kathryn. Those are the executive officers.

And then everyone else is admin functions and accounting, corporate accounting, corporate controller, property accountants and admin.

So, no. You will not find a lower G&A of any company anywhere.

Andrew Jones:

Well, I’ve got to tell you for a company that’s looking to generate 20 million in precorporate expenses, the 3-1/2 million in corporate does not seem cheap or a good deal to us. I mean that’s the way we look at it.

Charles Knight:	No, I understand.

Andrew Jones:	My last question is that, you know, you were asked before and, you know, we think about it too, you know, why there hasn’t been the ability to sell the company as a whole?

And one thing I wanted to find out as you try to sell the company as a whole, has it ever been a condition of any deal that they retain the current employees of the company that provide jobs for people going forward?

Charles Knight:	You mean a condition by the buyer by the bidders?

Andrew Jones:	No, by the sellers.

Charles Knight:	No, absolutely not.

Andrew Jones:	Okay thank you.

Operator:	There is a question, a follow up, I’m sorry from Jim Faulkner.

Jim Faulkner:	Hi. I wanted to just follow up. I know the couple of little questions that he had, I know with Chateau Plaza there were the TI costs of $850,000 or so in that ballpark.

Charles Knight:	Right.

Jim Faulkner:	And I know that the Deans Foods was a large tenant. You don’t have any other anticipated TI costs like that coming up do you?

Charles Knight:	Well, I mean not of that magnitude – that was just because of the size of tenant. That was really $7.00 a square foot or $7.50 a square foot, so it was not much of cost to renew a tenant of that size.

Jim Faulkner:	Yeah, I understand that. It was the 2-1/2% or 3% of the sales price and so I’m just wondering if you have anything of that order or magnitude that you would anticipate in the future.

Charles Knight:

Not on any individual basis, I mean in Financial Plaza there was $450,000 in TI cost that had to transferred to the buyer related to leases and in the way it works, you understand, we do our best to maximize our value in that building.

People pay based on existing leases we’ve done a lot of leases and those TI obligations have to be paid. The buyer pays a price based on the income expected to generate from those leases and therefore the TIs go to the buyer.

But no, nothing of that large magnitude in a single lease.

Kathryn Hale:	And Jim?

Jim Faulkner:	Yes.

Kathryn Hale:	We had a reserve with our secured loan on that property.

Jim Faulkner:	Right.

Kathryn Hale:	And if we had retained the building and paid the property we would have gotten a refund out of the reserve.

Jim Faulkner:	Yes, I understand.

Kathryn Hale:	But you have to take that as an offset before you just say that’s a reduction of the purchase price.

Jim Faulkner:	Right. I understand. And you mentioned Charlie that there’s a I believe it was a 1% anticipated sales fees or broker fees and then 1% in incentive fees.

Charles Knight:	No, the 1% is inclusive of all of that.

Jim Faulkner:

Oh, okay gotcha. And one last - revisiting the cap rates just a little bit. With the Chateau Plaza, you mention 6.2% as the cap rate based on 2005 GAAP numbers and I know the cash flow there varies widely.

Can you give an estimate for like a cap rate based on a stabilized NOI?

Charles Knight:	For Chateau?

Jim Faulkner:	Yes.

Charles Knight:	Well I’d have to guess it would be less, I mean that property had – the largest tenant had just re-leased for five years at a significantly lower rate.

So that particular property stabilized I mean, you know, you’re looking at five year, if you assume they’re in that, you know, Dean Foods stays in that building for five years and if that cap rate would have been lower than that

6%, if that’s what’s your asking on that particular property because that was going forward.

Jim Faulkner:	Yeah, I’m asking what kind of indication does that sale give in terms of the cap rates for the...

Charles Knight:	Not much. Not much because that was a highly unique building and the best submarket in Dallas extremely well located, so I think it gave the cap rate on what that particular building was worth.

I think all these buildings – it’s been very hard, you can’t generalize cap rates in any of these markets other than generally saying that Phoenix is more popular, we have a few buildings in Phoenix with different occupancies, some are much more highly valued by purchasers than others and we have buildings in Denver and we buildings in Dallas, so we...

Jim Faulkner:	Yeah, I understand. Right and...

Charles Knight:	We can’t generalize.

Jim Faulkner:	Yes and with the Dean Foods lease the rent is going down so wouldn’t the cap rate being going up?

Charles Knight:	No, it would be going the other way. I mean they’re going to have less NOI going forward. The forward-looking cap would be actually lower.

Jim Faulkner:	Okay and you’re looking at 6.2% based on 2005 so you’re looking at actually a 6% or lower perhaps going forward based on a stabilized NOI.

Charles Knight:	Right. But I don’t want to get people thinking, you know, just...

Jim Faulkner:	Yes, I understand.

Charles Knight:	Not everything will be at six caps, that’s a unique market.

Jim Faulkner:

Right, Yeah I understand. And then with regard to the Mesa and Financial Plaza sale, that seemed to be going off at roughly at 7-1/2% cap rate based on the roughly a 12% vacancy. Is that a fair statement?

Charles Knight:	Well again that was because it was a building that we were increasing NOI in. We did a lot of leasing in the year.

NOI was going to improve in’06 based on the leasing that we did. Again that looked to me like if you looked at our ‘05 number that was a six cap on our GAAP NOI.

But it would have been going the other way to the buyer, you know, moving towards the sevenish kind of range.

Jim Faulkner:	Yeah, so it was roughly about 6% based on existing cash flow. Is that right?

Charles Knight:	It’s really a net operating income concept not really cash flow.

Jim Faulkner:	Okay, sorry. So is 6% based on the existing NOI?

Charles Knight:	Historic.

Jim Faulkner:	Yeah.

Charles Knight:	But, you know, something higher than that going forward because we’ve done a lot leasing that was going to impact the cash flow for the NOI building in ‘06.

Jim Faulkner:	And do you consider the other Phoenix market properties to be roughly comparable to Financial Plaza?

Charles Knight:	They’re all different. I mean that’s a unique building in a unique submarket, they’re all different.

Jim Faulkner:	Okay, thank you.

Operator:	The next question is from Chris Lucas.

Chris Lucas:	Hi Charlie.

Charles Knight:	Hey Chris.

Chris Lucas:	Just a couple of quick questions for you. One, when do you anticipate filing the proxy?

Charles Knight:	Well as soon as we can, hopefully in the next 30 days if not sooner.

Chris Lucas:	So...

Charles Knight:	It’s up to my lawyers, they’re probably listening so, get working. But yeah as soon as we can.

Chris Lucas:	And then in terms of just miscellaneous fees. Bear Stearns are they owed anything at this point? Have they been paid? What’s the story with their fee?

Charles Knight:

They have pretty much been paid. We owe them a little bit to settle up. I believe we owe them $150,000 to settle up and then they retain incentive fee going forward on certain types of transactions and their agreement continues if we proceed with a corporate transaction.

Chris Lucas:	And their incentive fees apply only to a corporate transaction?

Charles Knight:	No, their existing fee agreement applies in corporate transaction, their incentive fees would apply if a certain buyers purchase assets of the company.

Chris Lucas:	Okay and have you incorporated that into your estimates at all?

Charles Knight:	Yes.

Chris Lucas:	Okay. And then just kind of going back over the – your NOI sort of budgeted number for 2006 is approximately $20 million for the remaining assets?

Charles Knight:	Approximately.

Chris Lucas:	Okay and then what kind of operating margin would the remaining portfolio on average have across the board?

Charles Knight:	You know, I don’t have that in front of me but we comment on that on the earnings call, I don’t have the budget or any of that numbers in front of me.

Chris Lucas:	Okay.

Charles Knight:	I don’t want to guess. Each property is different.

Jim Walter:	Specific to each property going forward.

Chris Lucas:	Just the 12 assets they are remaining, what’s sort of a rough, you know, number of revenue that drops to the NOI line?

Charles Knight:	We’ll get you that? It varies by property based on occupancy obviously, but be prepared to comment on that.

Chris Lucas:	Okay, that’s it, thank you.

Charles Knight:	Thanks Chris.

Operator:	There is a follow up from Rob Whittemore.

(Stephanie):	Okay, two more quick questions and they revolve around the fact that I’ve never had to model a liquidating company before.

Presuming that you sell all your assets by mid 2007 so a year after your shareholder meeting, what would G&A look like going forward after that and for example Charlie, your contract just got renewed through December of ‘06 so what would a G&A run rate be for ‘07 and ‘08?

Charles Knight:	Well my contract is terminable I think by the board at any time so it’s hard to know what services, I mean if they don’t need me around then I would be gone.

It’s sort of a function if all the properties are gone by mid-year my guess is there would be some sort of administrative function and accounting function necessary to complete whatever accounting requirements are necessary but significantly less.

You know, I don’t think it’s 50% because I said our G&A is typically front- loaded in the first quarter because of all the compliance costs, proxy costs, and annual meeting costs and all those things that happen in the first half of the year.

But some portion of that would not be spent. I don’t know if it’s 30% or what. I really don’t want to be speculating any number, but some amount isn’t spent going forward.

(Stephanie):

Okay so I guess it gets back to I think Mr. Jones asked the question kind of what and Kathryn if you don’t have this we can circle back. What is sort of the (sinus) function dollar run rate for just getting the reporting done? What’s your base line?

Charles Knight:

It’s sort of the same question as before Stephanie, you’re saying what portion of the G&A is attributable to those costs, we’ll give you a G&A breakdown in detail at the March call. We just don’t have it here.

(Stephanie):	Okay and then my final question would be which assets or markets have the debt that have prepayment or yield maintenance penalties associated with them? Is it market specific or is it...

Charles Knight:

No it’s not really market specific. I mean, just the loans, all the properties have mortgage loans. There are four or really three loans prepayable today, Hackberry, The Parkway II, Centerra, Southwest Gas Conduit and Hampton Court.

Those are fully prepayable today at a prepayment penalty approximately and this is based on a yield curve as of the 26 of January so this could change and go down, of about $2.6 million.

Scottsdale Norte is prepayable April 1 ‘06 so we’ve assumed that also has been prepaid. That’s about$324,000.

The other loans which there are three, Parkway Centre III, Sheridan, Arrowhead, Kellogg and Camelback Lakes are not prepayable until ‘07 or ‘08.

Our experience has been with some of the lenders like Metlife on Parkway III and Allstate on Camelback Lakes that those lenders have been amenable to working with purchasers.

We were able – Allstate had the loan on Financial Plaza and they were amenable to working with Crescent to increase the amount of that loan to allow Crescent to buy that property so we’re optimistic on both those and Teachers and we discussed that earlier. That loan is one that covers, you know, Denver, Phoenix property.

So in terms of markets, as I said, Hackberry is Dallas, you know, the Conduit loan is all three markets. Hampton Court is Dallas, Norte is Phoenix Parkway is Dallas and Camelback Lakes is Phoenix. So it’s kind of mixed bag.

(Stephanie):	Okay, thank you.

Operator:	At this time there are no further questions. Mr. Knight would you like to have any closing remarks?

Charles Knight:

Okay, I’ll just try to wrap up. You know, I sense clearly the frustration that people think we’re not giving complete information. I can assure you we’ve given as much information as legally we’ve been permitted to give and I don’t want to speculate on numbers that could somehow damage value to shareholders.

All the details that have been finalized in terms of severance and costs; all that stuff will be disclosed when it has been agreed on with individuals, administrative and employees; that will be disclosed as well.

And that this board is working hard to hard maximize value here. In terms of adding people to our board, if that’s not a huge cost and expense, the board I’m sure will consider that in due course and follow all appropriate guidelines here.

I appreciate the support that I’ve had from some shareholders. The board still owns 10% of the company and feels very strongly about this and is continuing to make this process happen. Thank you for all your questions and your support. Good day.

Operator:	Thank you for participating in today’s conference call. You may now disconnect.

END